Exhibit 99.1

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13D

The undersigned hereby agree to the joint filing on behalf of each of them of Amendment No. 3 to the Schedule 13D (including any and all further amendments thereto) with respect to the Ordinary Shares of Galapagos NV and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated: May 2, 2024

Gilead Sciences, Inc.

By:	/s/ Andrew D. Dickinson
Name:	Andrew D. Dickinson
Title:	Executive Vice President and Chief Financial Officer

Gilead Therapeutics A1 Unlimited Company

By:	/s/ Aoife Marrinan
Name:	Aoife Marrinan
Title:	Director